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                                                                    EXHIBIT 3.03

                         FIREARMS TRAINING SYSTEMS, INC.

             CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK
                 SETTING FORTH THE POWERS, PREFERENCES, RIGHTS,
                  QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                        OF SUCH SERIES OF PREFERRED STOCK

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         FIREARMS TRAINING SYSTEMS, INC. (hereinafter referred to as the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, as amended (the "Delaware Code"), DOES HEREBY CERTIFY THAT, pursuant to authority conferred by Article Fourth of the Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation has adopted a resolution providing for the issuance of a series of preferred stock of the Corporation consisting of 38,000 shares designated "Series A Preferred Stock", which resolution is as follows:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of Firearms Training Systems, Inc., a Delaware corporation (the "Corporation"), by Article Fourth of the Restated Certificate of Incorporation of the Corporation, the Board does hereby create, provide for and approve a series of preferred stock, par value $.10 per share, of the Corporation (the "Preferred Stock") to be designated "Series A Preferred Stock" (such series being herein called the "Series A Preferred Stock"), consisting of 38,000 shares of the presently authorized but unissued shares of Preferred Stock, and does hereby fix and herein state and express the designations, powers, preferences and relative, participating, optional and other special rights,


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         and the qualifications, limitations and restrictions of the Series A
         Preferred Stock as follows:

         Section 1.  Dividends.

         (a) The holders of shares of Series A Preferred Stock shall be entitled to receive cumulative dividends on the shares of Series A Preferred Stock from their date of issue at the rate of 8% of the liquidation preference per share per year (subject to increase during the continuance of a Restriction Event as provided in Section 3 hereof), payable quarterly on the last day of each of March, June, September and December (each, a "Quarterly Dividend Payment Date"), commencing December 31, 1998 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday), in each year with respect to the quarterly dividend period (or portion thereof) ending on such Quarterly Dividend Payment Date. Such dividends shall be payable in Units (as hereinafter defined) at the rate of one Unit (or fraction thereof) for each $165 of dividends payable (except that the Corporation may pay cash in lieu of any fractional Units). The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on a pro rata basis, based on the number of days elapsed on the basis of a 360-day year comprised of twelve 30-day months. As used herein, a "Unit" refers to a unit of securities comprised of one share of Series A Preferred Stock and a non-detachable warrant ("Warrant") to purchase one hundred and sixty
(160) shares of common stock of the Corporation on the terms (including price) set forth in the form of Warrant attached as an exhibit to the Securities Purchase Agreement, dated as of November 13, 1998, among the Corporation and the initial purchasers of the Series A Preferred Stock (the "Purchase Agreement").

         (b) On each Quarterly Dividend Payment Date, all dividends which shall have accrued on each share of Series A Preferred Stock outstanding on (and on each share of Series A Preferred Stock issuable in respect of accrued and unpaid dividends that should, pursuant to the provisions of this


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Certificate of Designations, have been declared and paid prior to) such date shall accumulate and shall be deemed to have become due. Dividends on due but unpaid dividends shall be declared and paid at the rate of 10% per annum of the liquidation preference per share from the Quarterly Dividend Payment Date with respect to which such dividend was not paid until such date as such dividend is paid and issued and, from and after the date of payment, the shares issued shall accrue cumulative dividends at the rate of 8% of the liquidation preference per share per year (subject to increase as provided in Section 3 hereof), in each case, payable quarterly in Units as hereinabove set forth.

         (c) No dividends or other distributions, other than dividends payable solely in shares of common stock or other capital stock of the Corporation ranking (upon liquidation and winding-up, as to dividends and as to any other distribution of assets other than by way of dividends) junior to the Series A Preferred Stock, shall be paid, or declared and set apart for payment by the Corporation in respect of any shares of capital stock of the Corporation ranking (upon liquidation and winding-up, as to dividends or as to any other distribution of assets) junior to or on a parity with the Series A Preferred Stock, and no purchase, redemption or other acquisition shall be made by the Corporation or any of its subsidiaries of any shares of such junior or parity stock, unless and until all accrued and unpaid dividends on the Series A Preferred Stock, including the full dividend for the then current dividend period, shall have been declared and paid.

         (d) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Series A Preferred Stock and common stock, for the purpose of paying dividends on the Series A Preferred Stock, the full number of shares of Series A Preferred Stock issuable and, subject to Section 6.4 of the Purchase Agreement, the full number of shares of common stock issuable upon exercise of all Warrants issuable, if all dividends from the date hereof through and including November 13, 2003 were paid in Units at


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the rate that would apply if a Restriction Event had occurred and was continuing, which number as of the date hereof is 29,794 shares of Series A Preferred Stock and 4,767,040 shares of Class B Non-voting Common Stock (the "Required Class B Shares") (which shares of Class B Non-voting Common Stock shall be convertible at the option of the holders thereof into a like number of shares of the Corporation's Class A Common Stock, which shares of Class A Common Stock shall likewise be reserved and kept available).

         (e) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Units or shares of common stock upon exercise of Warrants, in respect of dividends on the Series A Preferred Stock pursuant hereto.

         Section 2.  Voting Rights.

         In addition to any voting rights provided by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

         (a) So long as any shares of Series A Preferred Stock are outstanding, subject to the provisions of Section 275(c) of the Delaware Code, the Corporation shall not, without consent of the holders of at least a majority of the number of shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special meeting called for the purpose, enter into any plan of complete liquidation or dissolution or otherwise effect the voluntary liquidation, dissolution or winding up of the Corporation unless (i) the Corporation gives the holders of the Series A Preferred Stock not less than 30 days prior written notice of such plan and (ii) as a result of such liquidation, dissolution or winding-up, the liquidation preference on the Series A Preferred Stock is satisfied in full pursuant to Section 4 herein.

         (b) Except as otherwise required by applicable law, the consent of a majority of the number of shares of Series A



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Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote, at a special or annual meeting, shall be necessary to (i) authorize or issue, or obligate the Corporation to issue, any other capital stock or security or right convertible or exchangeable for capital stock of the Corporation that is senior to or on a parity with the Series A Preferred Stock as to rights upon liquidation and winding-up, as to dividends or as to any other distribution of assets; (ii) increase the authorized number of shares of Series A Preferred Stock; (iii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict with the rights of the holders of Series A Preferred Stock hereunder;
(iv) amend or waive any provision of this Certificate of Designations; or (v) amend any other provision of the certificate of incorporation of the Corporation as in effect on the date hereof, if such amendment would adversely affect the rights of the holders of the Series A Preferred Stock in any material respect.

         (c) Whenever, at any time or times, the Corporation shall default in its obligation to redeem the Series A Preferred Stock pursuant to and in accordance with the provisions contained in Sections 5 and 6 of this Certificate of Designations ("Redemption Defaults"), the holders of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect one director of the Corporation at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders; provided, however, that if such voting rights shall become vested more than 90 days or less than 20 days before the date prescribed for such meeting of stockholders, thereupon the holders of the shares of Series A Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of Series A Preferred Stock as hereinafter set forth. At elections for such directors, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held. Upon the vesting of such right of the holders of Series A Preferred Stock, the maximum authorized number of members of the Board



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of Directors of the Corporation shall automatically be increased by one and the vacancy so created shall be filled by vote of the holders of outstanding Series A Preferred Stock as hereinabove set forth. The right of holders of Series A Preferred Stock, voting separately as a class, to elect members of the Board of Directors as aforesaid shall continue until such time as all Redemption Defaults shall have been cured, at which time such rights shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent Redemption Default. Whenever such voting right shall have vested, such right may be exercised initially either, as provided above, at a special meeting of the holders of Series A Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such meetings or by the written consent of such holders pursuant to Section 228 of the Delaware Code.

         At any time when such voting right shall have vested in the holders of Series A Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of holders of record of 10%, in the aggregate, of the shares of Series A Preferred Stock then outstanding, addressed to the Chief Financial Officer of the Corporation, call a special meeting of holders of shares of Series A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Chief Financial Officer of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Chief Financial Officer of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Chief Financial Officer of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Series A Preferred



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Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Series A Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of stockholders.

         The directors elected pursuant to this Section 2(c) shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify. Any director elected by the holders of Series A Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock who were entitled to participate in such election of directors, voting as a separate class, at a meeting called for such purpose or by written consent as permitted by law and the certificate of incorporation and by-laws of the Corporation. If the office of the director elected by the holders of Series A Preferred Stock, voting as a class, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, such vacancy shall be filled by the holders of Series A Preferred Stock voting as a class as herein provided. Upon any termination of the right of the holders of Series A Preferred Stock to vote for directors as herein provided, the term of office of the director then in office elected by the holders of Series A Preferred Stock, voting as a class, shall terminate immediately. Whenever the terms of office of the director elected by the holders of Series A Preferred Stock, voting as a class, shall so terminate and the special voting powers vested in the holders of Series A Preferred Stock shall have expired, the number of



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directors shall be such number as may be provided for pursuant to the by-laws of the Corporation irrespective of any increase made pursuant to the provisions of this Section 2(c).

         Section 3.  Certain Restrictions.

         In case of the happening of any of the following events (each a "Restriction Event"):

                  (a) the Corporation shall not have redeemed all shares of the Series A Preferred Stock when required pursuant to this Certificate of Designations or the Corporation breaches in any material respect any of its other obligations under this Certificate of Designations or, except as provided in clause (b) below, the Purchase Agreement (including, without limitation, the registration rights granted with respect to the shares of common stock issuable upon exercise of the Warrants as contemplated by the Purchase Agreement and the Registration Rights Agreement referred to therein), and such breach shall have continued for ten (10) days after notice thereof by any holder;

                  (b) the Corporation shall not have authorized and reserved for issuance the Required Class B Shares out of the aggregate of its authorized (as set forth in the Corporation's certificate of incorporation) but unissued shares of capital stock by the time the Corporation was required to do so pursuant to Section 6.4 of the Purchase Agreement, and in any event by August 31, 1998;

                  (c) a default or breach shall occur and be continuing under any other agreement, bond, guaranty, document or instrument to which the Corporation or any of its subsidiaries is a party relating to indebtedness for borrowed money incurred by it which is not cured within any applicable grace period, and such default or breach (I) involves the failure to make any payment of principal, premium or interest when due in respect of such indebtedness or (II) results in the acceleration of



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         such indebtedness prior to its express maturity and, in each case the principal amount of such indebtedness, together with the principal amount of any other indebtedness as to which there has been such a payment default or the maturity of which has been accelerated, aggregates $2,000,000 or more; or

                  (d) a case or proceeding shall have been commenced against the Corporation seeking a decree or order in respect of the Corporation (I) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law for the relief or reorganization of debtors, (II) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Corporation or of any substantial part of the Corporation's assets or (III) ordering the winding-up or liquidation of the affairs of the Corporation, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding;

then, until such breach is cured or until such redemption occurs: (A) in the case of any Restriction Event described in Section 5(a), the dividend rate set forth in Section 1 shall be increased to 10% per annum, payable quarterly; (B) in the case of any Restriction Event described in Section 5(b), the dividend rate set forth in Section 1 shall be increased, retroactively from the date of the closing under the Purchase Agreement, to 10% per annum, payable quarterly, and the Corporation shall issue and deliver to the holders of shares of Series A Preferred Stock all additional Units payable in respect of such retroactive increase in the dividend rate within five days of the date of such Restriction Event; and (C) in the case of any other Restriction Event, the Corporation shall not declare or pay dividends on, or make any other distributions of cash, properties or securities of the Corporation on or with respect to any shares of, or redeem or purchase or otherwise acquire for consideration (or make any


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sinking fund, purchase fund or other similar payments in respect of) any shares of capital stock of the Corporation ranking (upon liquidation and winding-up, as to dividends or as to any other distribution of assets other than by way of dividends) junior to or on a parity with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of capital stock ranking on parity with the Series A Preferred Stock in exchange for shares ranking junior to the Series A Preferred Stock. The Corporation shall not permit any subsidiary of the Corporation to make any payment in respect of, or otherwise acquire for consideration, any shares of capital stock of the Corporation unless the Corporation could, pursuant to this
Section 3, make such payment or acquisition at such time and in such manner.

         Section 4.  Liquidation Preference.

         In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to $165 per share, plus the amount of any accrued and unpaid dividends or distributions payable pursuant to Section 1 hereinabove. Such payments shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the common stock of the Corporation or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock. Neither a consolidation, merger or other business combination of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 (unless in connection therewith the liquidation of the Corporation is specifically approved).



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         Section 5.  Redemption.

         (a) The Series A Preferred Stock shall not be subject to optional redemption by the Corporation or the operation of any sinking fund.

         (b) On November 13, 2003 (the "Redemption Date"), the Corporation shall redeem all shares of Series A Preferred Stock that are then outstanding and all shares of Series A Preferred Stock issuable in respect of accrued but unpaid dividends, in each case, at a redemption price per share equal to the liquidation preference thereof, payable in cash. Not more than sixty (60) nor less than thirty (30) days prior to the Redemption Date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Series A Preferred Stock, at such holder's address as it shall appear upon the stock transfer books of the Corporation. Each such notice of redemption shall be irrevocable and shall specify the date that is the Redemption Date, the redemption price, the identification of the shares to be redeemed, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series A Preferred Stock to be redeemed. On or after the Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price in the manner set forth in the notice. If, on the Redemption Date, funds in cash in an amount sufficient to pay the aggregate redemption price for all outstanding shares of Series A Preferred Stock shall be available therefor and shall have been irrevocably set aside and deposited with a bank or trust company in trust for purposes of payment of such redemption price, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the redemption



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price upon surrender of their certificates therefor) shall terminate. If at the
Redemption Date, the Corporation does not have sufficient funds legally available to redeem all of the outstanding shares of Series A Preferred Stock, the Corporation shall take all measures permitted under the Delaware Code to increase the amount of its capital and surplus legally available, and the Corporation shall purchase as many shares of Series A Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter, whenever it shall have funds available therefor, redeem as many shares of Series A Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Series A Preferred Stock. Until such time as the redemption price in respect of all shares of Series A Preferred Stock shall be paid (or set aside and deposited in trust for payment) to the holders thereof as aforesaid, the Warrants shall remain exercisable.

         Section 6.  Change of Control.

         (a) In the event that any Change of Control (as hereinafter defined) shall occur at any time and from time to time while any shares of Series A Preferred Stock are outstanding, each holder of Series A Preferred Stock shall have the right to give notice that it is exercising a Change of Control election (a "Change of Control Election"), with respect to all or any number of such holder's shares of Series A Preferred Stock, during the period (the "Exercise Period") beginning on the 10th day and ending on the 90th day after the date of such Change of Control. Upon any such election, the Corporation shall redeem each of such holder's shares (including shares issuable in respect of accrued but unpaid dividends) for which such an election is made, to the extent permitted by applicable law, at a redemption price per share equal to the liquidation preference thereof, payable in cash.

         (b) As used herein, "Change of Control" shall mean the occurrence of any of the following events: (i) the Corporation shall fail to own 100% of the issued and outstanding capital stock (on a fully diluted basis) of FATS,



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Inc., a Delaware corporation; (ii) any person or "group" (within the meaning of
Rule 13d-5 under the Securities Exchange Act of 1934, as amended), together with its affiliates, shall acquire beneficial ownership (as defined in Rule 13d-3 under such Act), directly or indirectly, of an amount of the outstanding capital stock of the Corporation entitled to 29% or more of the Total Voting Power (as hereinafter defined) of the Corporation, but excluding, for purposes of this clause (ii), any such acquisition by any purchaser party to the Purchase Agreement or any affiliate of such purchasers ("Permitted Investors"); (iii) Permitted Investors shall beneficially own, directly or indirectly, an amount of the outstanding capital stock of the Corporation entitled to less than 30% of the Total Voting Power of the Corporation; or (iv) the failure at any time of a majority of the seats (excluding vacant seats) on the Board of Directors of the Corporation to be occupied by persons who were nominated by the affirmative vote of members of such Board who are officers or affiliates of the Permitted Investors. As used herein, "Total Voting Power" means the total number of votes which may be cast in the election of directors of the Corporation generally at any meeting of stockholders of the Corporation (other than votes that may only be cast upon the happening of a contingency) on a fully-diluted basis (assuming exercise, conversion or exchange of all outstanding options, warrants and convertible or exchangeable securities which may be exercised or exchanged, or converted into, such voting securities within 60 days of the date of determination) assuming all such votes were present and voted at such meeting.

         (c) On or before the fourteenth (14th) day after a Change of Control, the Corporation shall mail to all holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation as of such date, a notice disclosing (i) the Change of Control, (ii) the redemption price per share of the Series A Preferred Stock applicable hereunder and (iii) the procedure which the holder must follow to exercise the redemption right provided above. To exercise such redemption



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right, if applicable, a holder of the Series A Preferred Stock must deliver during the Exercise Period written notice to the Corporation (or an agent designated by the Corporation for such purpose) of the holder's exercise of such redemption right, accompanied by each certificate evidencing shares of the Series A Preferred Stock with respect to which the redemption right is being exercised, duly endorsed for transfer. On or prior to the fifth (5th) business day after receipt of such written notice, the Corporation shall accept for payment all shares of Series A Preferred Stock properly surrendered to the Corporation (or an agent designated by the Corporation for such purpose) during the Exercise Period for redemption in connection with the exercise of such redemption right and shall cause payment to be made in cash for such shares of Series A Preferred Stock. If at the time of any Change of Control, the Corporation does not have sufficient capital and surplus legally available to purchase all of the outstanding shares of Series A Preferred Stock, the Corporation shall take all measures permitted under the Delaware Code to increase the amount of its capital and surplus legally available, and the Corporation shall offer in its written notice of such Change of Control to purchase as many shares of Series A Preferred Stock as it has capital and surplus legally available therefor, ratably from the holders thereof in proportion to the total number of shares tendered, and shall thereafter, whenever it shall have capital and surplus legally available therefor, offer to purchase as many shares of Series A Preferred Stock as it has capital and surplus available therefor until it has offered to purchase all of the outstanding shares of Series A Preferred Stock.

         (d) In the event of any Change of Control, proper provision shall be made to ensure that the holders of shares of Series A Preferred Stock will be entitled to receive the benefits afforded by this Section 6; provided, however, that in the event of any Change of Control effected with the Corporation's consent, such provision to ensure the benefits of this Section 6 shall be made prior to such Change of Control.

         Section 7.  Ranking.


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         All shares of Series A Preferred Stock shall rank, as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, prior to all classes and series of the Corporation's now or hereafter issued Preferred Stock or common stock.

         Section 8.  Notice.  All notices hereunder shall be in writing.



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         IN WITNESS WHEREOF, this Certificate of Designations has been signed by the undersigned as of the 13th day of November, 1998.

                                    FIREARMS TRAINING SYSTEMS, INC.


                                    By: /s/ Peter A. Marino
                                       --------------------
                                    Name:   Peter A. Marino
                                    Title: President and CEO

Attest:
/s/ Emory O. Berry

Name:  Emory O. Berry
Title:   Secretary


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